Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to Form S-1 of our audit report dated April 15, 2022, with respect to the consolidated balance sheets of Clean Energy Technologies, Inc. and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2021 and 2020. Our report relating to those financial statements includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern.

Spokane, Washington

May 6, 2022